Exhibit 10.1
ZOETIS
EXECUTIVE SEVERANCE PLAN
INTRODUCTION
The purpose of the Zoetis Executive Severance Plan (the “Plan”) is to provide severance benefits to certain executives of Zoetis Inc. and its subsidiaries and affiliates (collectively, the “Company”), in each case, selected for participation in the Plan by the Plan Administrator, whose employment is involuntarily terminated. The Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan initially became effective as of June 24, 2013 and is amended and restated effective as of July 31, 2025 (the “Effective Date”).
I.DEFINITIONS
For purposes of the Plan, the following terms are defined as follows:
1.1.“Base Salary” means the total amount of annual base salary payable to a Participant at the annualized salary rate in effect immediately prior to Participant’s Involuntary Separation with the Company (disregarding any reduction giving rise to a claim for Good Reason). Base Salary shall not include any other compensation, including, but not limited to, bonuses (including holiday bonuses), sales commissions, reimbursements or expense allowances, overtime, shift differentials, premium pay, one-time payments, contest awards, stock options or other equity awards, any other similar payments or any other compensation payable in a form other than cash.

1.2.“Board of Directors” shall mean the Zoetis Inc. Board of Directors.

1.3.“Cause” means (i) an act of dishonesty, fraud or misrepresentation made by Participant in connection with Participant’s responsibilities to the Company, (ii) Participant’s willful, material violation of any law or regulation applicable to the business of the Company; (iii) Participant’s conviction of, or plea of nolo contendere to, a felony or any crime that, in either case, has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company, (iv) Participant’s willful misconduct or gross negligence in connection with carrying out Participant’s job responsibilities to the Company, (v) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Participant owes an obligation of nondisclosure as a result of Participant’s relationship with the Company; (vi) Participant’s willful breach of any obligations under any written agreement or covenant with the Company that is detrimental or injurious to the Company; (vii) Participant’s violation or disregard of any Company policy that has resulted in or is reasonably expected to result in material injury to the business or reputation of the Company; (viii) Participant’s failure or refusal to perform Participant’s duties and responsibilities to the Company; or (ix) prior to a Change of Control, Participant’s neglect or persistent unsatisfactory performance of Participant’s duties and Participant’s failure to cure such condition within thirty (30) days after receiving written notice thereof. For purposes of clarity, all references herein to the Company shall include references to any successor to the Company, and a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or disability. For purposes of determining whether “Cause” exists, no act or failure to act, on the part of Participant, shall be considered “willful” unless it is done, or omitted to be done, by Participant in bad faith or without reasonable belief that Participant’s action or omission was in the best interests of the Company and its subsidiaries and affiliates. Following a Change of Control, Participant shall not be deemed to be discharged for Cause unless and until there is delivered to Participant a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board or the board of directors (or equivalent governing body) of the ultimate parent entity of the Company or its successor (the “Applicable Board”) (excluding Participant, if Participant is then a member of the Applicable Board), at a meeting called and duly held for such purpose (after notice of at least fifteen (15) days is provided to Participant and Participant is given an opportunity, together with counsel, to be heard before the Applicable Board), finding in good faith that Participant is guilty of the conduct set forth above and specifying the particulars thereof in detail. For purposes of the foregoing sentence, any such determination shall be made by the Applicable Board and, notwithstanding Article VI, shall be subject to de novo review by a court of law.

1.4.“Change of Control” shall mean a “change in control,” “change of control” or term of similar import as defined in the Zoetis Inc. 2013 Equity and Incentive Plan or its successor, provided that a Change of Control shall not include any liquidation or dissolution in connection with any act of bankruptcy by the Company.

1.5.“General Release” means a full and complete general waiver and release of all claims that a Participant may have against the Company or persons affiliated with the Company in a form provided by the Company.

1.6.“Good Reason” means Participant’s resignation upon the consummation of, or within twenty four (24) months following, a Change of Control due to the occurrence of any of the following conditions which occurs without Participant’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Participant’s base compensation, target annual cash incentive opportunity or target annual equity incentive award opportunity or employee benefits; (ii) a material reduction of Participant’s position, duties, authority, responsibilities or reporting relationship, relative to Participant’s position, duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires Participant to relocate to a facility or location more than twenty-five (25) miles away from the location at which Participant was working immediately prior to the required relocation, provided that such change in location also increases the distance of Participant’s one-way commute by twenty-five (25) or more miles; or (iv) the Company’s material breach of any written agreement with Participant. In order for Participant to resign for Good Reason, Participant must provide written notice to the Company of the existence of the Good Reason condition within sixty (60) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may remedy the Good Reason condition. If the Good Reason condition is not remedied within such thirty (30) day period, Participant may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the Company’s thirty (30) day cure period.

1.7.“HR Committee” means the Human Resources Committee of the Board of Directors.

1.8.“Involuntary Separation” shall mean an involuntary separation from service as defined in Treasury Regulation 1.409A-1(n).

1.9.“Participant” means each employee of the Company who, at the time of the employee’s Involuntary Separation, is (i) the Chief Executive Officer (“CEO”) or (ii) a member of the Zoetis Executive Team (other than the CEO); provided, however, that if the Involuntary Separation occurs upon the consummation of, or within twenty-four (24) months following, a Change of Control, each employee who, as of immediately prior to the Change of Control, was (x) the CEO or (y) a member of the Zoetis Executive Team (other than the CEO) shall be a Participant even if such employee does not hold such position as of the date of the Involuntary Separation.

1.10.“Plan Administrator” means the Zoetis Health and Welfare Plans Committee or any delegate thereof.

1.11.“Target Bonus” means a Participant’s annual target bonus (expressed as a percentage of Base Salary) under the Zoetis Annual Incentive Plan in effect for the fiscal year in which Participant’s Involuntary Separation occurs (disregarding any reduction giving rise to a claim for Good Reason).

II.ELIGIBILITY FOR BENEFITS
    A Participant will be eligible for severance benefits under the Plan if:

(a)the terms and conditions of Participant’s employment are not covered by a collective bargaining agreement (unless such agreement specifically provides for coverage under the Plan);

(b)Participant experiences an Involuntary Separation;

(c)Participant has returned all Company property in his or her possession within ten (10) calendar days following Participant’s Involuntary Separation; and

(d)Participant signs a General Release that becomes effective no later than the thirtieth (30th) day (or sixtieth (60th) day if a longer period is required by law) after Participant’s Involuntary Separation (the “Release Deadline Date”).

    For any and all purposes under this Plan, the term “employee” does not include a person hired as an independent contractor, leased employee or consultant or a person otherwise designated by the Company at the time of hire as not on Company payroll or not eligible to participate in or receive benefits under the Plan, even if any such person is subsequently determined to be an “employee” by any governmental or judicial authority.
III.SEVERANCE BENEFITS
3.1.Termination without Cause Apart from a Change of Control. If a Participant experiences an Involuntary Separation (i) prior to and apart from a Change of Control or more than twenty-four (24) months following a Change of Control and (ii) such termination is by the Company without Cause, and provided Participant complies with the requirements set forth in Section II above, Participant will receive the severance payments and benefits as set forth below.

Chief Executive Officer:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus Percentage
Section 3.1: Non-Change of Control Severance	24 months	24 months	200%

Zoetis Executive Team (Other than Chief Executive Officer):

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus Percentage
Section 3.1: Non-Change of Control Severance	18 months	18 months	150%

    Notwithstanding anything to the contrary in the Plan, in the event Participant is eligible for severance benefits under any other arrangement, plan, agreement, policy, program or local practice or law (“Other Severance Plan”), Participant shall be eligible to receive only the greater of (x) the severance benefits under the Plan or (y) the severance benefits under the Other Severance Plan. For the avoidance of doubt, the forgoing shall not result in the duplication of severance benefits.

(a)Base Salary Severance. The Company will pay Participant an amount equal to the number of months of Participant’s Base Salary set forth in the table above (the “Severance Period”), subject to all applicable withholdings and other required deductions.

    Severance benefits pursuant to this Section 3.1(a) will be paid to Participant in cash, in equal installments on each regularly scheduled payroll date of the Company over a period of time equal to the Severance Period, commencing with the first regularly scheduled payroll date that occurs on or after the Release Deadline Date, with the first payment being equal to the number of regularly scheduled payroll dates that occurred between Participant’s Involuntary Separation and the date of the first payment multiplied by the rate of Participant’s Base Salary per payroll.

(b)Continued Benefits.

i.Health Insurance. If Participant elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following Participant’s Involuntary Separation for Participant and/or Participant’s spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which Participant loses health coverage as an employee of the Company until the earliest of (x) the date that the Company has paid such COBRA premiums for the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period set forth in the table above, (y) the expiration of Participant’s continuation coverage under COBRA, or (z) the date when Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).

ii.Life Insurance. Participant’s coverage under the Company-sponsored basic group term life insurance plan will continue at no cost to Participant until the earlier of (x) the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period as set forth in the table above or (y) the date when Participant becomes eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).

(c)Target Bonus Severance. The Company will pay Participant an amount equal to (i) Participant’s Target Bonus multiplied by (ii) the Target Bonus percentage set forth in the table above, which amount will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, within thirty (30) days following the Release Deadline Date and in no event later than March 15 of the year following the year in which the Involuntary Separation occurs.

(d)Outplacement. Participant will be eligible to receive outplacement services as offered by the Company. In no case will the Company provide a payment to Participant in lieu of these services.

3.2.Change of Control Termination. If a Participant experiences an Involuntary Separation (i) upon the consummation of, or within twenty-four (24) months following, a Change of Control and (ii) such termination is by the Company without Cause or as a result of Participant’s resignation for Good Reason, and provided Participant complies with the requirements set forth in Section II above, Participant will receive the severance payments and benefits as set forth below.

Chief Executive Officer:

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus Percentage	Bonus in Year of Termination
Section 3.2: Change of Control Severance	30 months	24 months	250%	Pro-rated

Zoetis Executive Team (Other than Chief Executive Officer):

	Severance (Base Salary)	Severance Benefits (Health and Life Insurance)	Target Bonus Percentage	Bonus in Year of Termination
Section 3.2: Change of Control Severance	24 months	24 months	200%	Pro-rated

    Notwithstanding anything to the contrary in the Plan, in the event Participant is eligible for severance benefits under any Other Severance Plan, Participant shall be eligible to receive only the greater of (x) the severance benefits under the Plan or (y) the severance benefits under the Other Severance Plan. For the avoidance of doubt, the forgoing shall not result in the duplication of severance benefits.

(a)Base Salary Severance. The Company will pay Participant an amount equal to the number of months of Participant’s Base Salary set forth in the table above (the “CIC Severance Period”), subject to all applicable withholdings and other required deductions.

    Severance benefits pursuant to this Section 3.2(a) will be paid to Participant in cash, in a single lump sum payment, within thirty (30) days following the Release Deadline Date and in no event later than March 15 of the year following the year in which the Involuntary Separation occurs.

(b)Continued Benefits.

i.Health Insurance. If Participant elects to continue health insurance coverage under the COBRA following Participant’s Involuntary Separation for Participant and/or Participant’s spouse and dependents, the Company will pay the portion of the monthly COBRA premiums due for such coverage above the active employee rate for such coverage from the first date on which Participant loses health coverage as an employee of the Company until the earliest of (i) the date that the Company has paid such COBRA premiums for the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period set forth in the table above, (ii) the expiration of Participant’s continuation coverage under COBRA, and (iii) the date when Participant becomes eligible for health insurance coverage in connection with new employment or self-employment (even if such coverage is declined).

ii.Life Insurance. Participant’s coverage under the Company-sponsored basic group term life insurance plan will continue at no cost to Participant until the earlier of (x) the number of months following the date of Participant’s Involuntary Separation equal to the Severance Benefits period as set forth in the table above or (y) the date when Participant becomes eligible for group life insurance coverage under another employer’s plan (even if such coverage is declined).

(c)Target Bonus Severance. The Company will pay Participant an amount equal to (i) Participant’s Target Bonus multiplied by (ii) the Target Bonus percentage set forth in the table above. Such amount will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, within thirty (30) days following the Release Deadline Date and in no event later than March 15 of the year following the year in which the Involuntary Separation occurs.

(d)Pro-Rata Bonus. The Company will pay Participant an amount equal to (i) the Participant’s Target Bonus multiplied by (ii) a fraction, the numerator of which is the number of days in the current year through (and including) the date of Participant’s Involuntary Separation, and the denominator of which is the total number of days in such year. Such amount will be paid to Participant in a single lump sum cash payment, subject to all applicable withholdings and other required deductions, within thirty (30) days following the Release Deadline Date and in no event later than March 15 of the year following the year in which the Involuntary Separation occurs.

(e)Outplacement. Participant will be eligible to receive outplacement services as offered by the Company. In no case will the Company provide a payment to Participant in lieu of these services.

3.3.Termination for Cause, Death or Disability; Voluntary Resignation. If a Participant’s employment is terminated at any time or for any reason not covered by Sections 3.1 or 3.2 above, including, without limitation, by the Company for Cause, as a result of Participant’s death or disability, or by Participant’s voluntary resignation (including retirement) (other than for Good Reason), Participant shall not be entitled to any severance payments or benefits under the Plan.

3.4.Offset/Mitigation. Any severance payments or benefits to which Participant may be entitled, whether at law, tort or contract, in equity, or under any other plan or agreement (which, for clarity, shall not include payments made pursuant to the Zoetis Annual Incentive Plan or payments in respect of or related to equity awards and/or accelerated vesting of equity awards) shall reduce any severance payments or benefits provided pursuant to this Plan. In addition, if Participant is indebted to the Company, then the Company reserves the right to offset any severance payment or benefit by any amount of such indebtedness to the full extent permitted by law. Participant’s severance payments or benefits will cease and/or be subject to repayment, as applicable, if Participant violates or breaches the provisions of the General Release or any other applicable post-employment covenants and restrictions, including, but not limited to, any non-compete, non-disclosure, non-solicitation and/or non-disparagement covenants. Further, Participant’s severance payments or benefits under this Plan shall be subject to any clawback or recoupment policy that the Company may adopt from time to time, to the extent any such policy is applicable to Participant, as well as any recoupment provisions required under applicable law. In no event will a Participant be entitled to benefits under the Plan that are duplicative of severance benefits provided by the Company under any other plan, policy, practice, agreement or arrangement. No Participant will be required to mitigate the amount of any severance payments and benefits under the Plan. For the avoidance of doubt, any severance payments and benefits provided under the Plan shall not be considered or included as earnings under any benefit plan sponsored or maintained by the Company.
IV.SECTION 409A
For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), each payment that is paid pursuant to this Plan is hereby designated as a separate payment. The parties intend that all payments and benefits made or to be made under this Plan comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance payments made or benefits provided in connection with Participant’s Involuntary Separation under this Plan and paid on or before the 15th day of the 3rd month following the end of Participant’s first tax year in which Participant’s Involuntary Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which Participant’s Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any additional severance payments made or benefits provided in connection with Participant’s

Involuntary Separation under this Plan shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Participant’s second taxable year following the taxable year in which Participant’s Involuntary Separation occurs). Notwithstanding the foregoing, if any of the severance payments made or benefits provided in connection with Participant’s Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Participant is, at the time of Participant’s Involuntary Separation, a “Key Employee” as defined under the Zoetis Supplemental Savings Plan, each such payment or benefit will not be made until the first regularly scheduled payroll date of the 7th month after Participant’s Involuntary Separation (or, if earlier, the date of Participant’s death) and, on such date (or, if earlier, the date of Participant’s death), Participant will receive all payments or benefits that would have been provided during such period in a single lump sum. Any remaining payments or benefits due under the Plan shall be provided as otherwise provided herein. The determination of whether Participant is a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of such Involuntary Separation shall made by the Company in accordance with the terms of Section 409A and the provisions of this Plan. In no event may any Participant, directly or indirectly, designate the calendar year of any payment under the Plan.
V.TREATMENT OF CERTAIN PAYMENTS
    5.1     Anything in the Plan or any other agreement with a Participant to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject a Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to the Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that a Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, Participant shall receive all Plan Payments to which Participant is entitled hereunder.
    5.2     If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section V shall be binding upon the Company and Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of Participant’s Involuntary Separation. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), (iv) equity-based payments that may be valued under 24(c) and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
    5.3    To the extent requested by a Participant, the Company shall cooperate with Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Participant (including Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.
    5.4    The following terms shall have the following meanings for purposes of this Section V:
(a)“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change of Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to Participant, which firm shall not, without Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change of Control.

(b)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to Participant in the relevant tax year(s).

(c)“Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the

Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d)“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Participant, whether paid or payable pursuant to the Plan or otherwise.

(e)“Safe Harbor Amount” shall mean 2.99 multiplied by Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

VI.EMPLOYMENT STATUS
    6.1     Right to Terminate Employment. This Plan shall not be deemed to constitute an employment contract between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge Participant at any time, nor shall it give the Company the right to require Participant to remain in its employ or to interfere with Participant’s right to terminate employment at any time.
    6.2     Restriction on Re-Employment. If Participant receives severance payments or benefits under the Plan, except as otherwise specifically authorized by the Company as an exception to this Section 6.2, Participant shall not provide services to the Company, or apply for, be eligible for or accept a position or an assignment with the Company, whether as an employee, consultant, or in any other capacity for the length of the Severance Period or CIC Severance Period, as applicable. Further, if Participant provides services to, becomes employed by or obtains an assignment with the Company in violation of this Section 6.2, and Participant is subsequently terminated, Participant shall have no right to any additional severance payments or benefits or other remedies as a consequence of such termination pursuant to this Plan.
VII.CLAIMS AND REVIEW PROCEDURES
    7.1     Claims Procedure. Severance payments and benefits will be provided to each Participant in the amount determined hereunder by the Company. If a Participant believes he or she has not been provided with the severance payments or benefits to which he or she is entitled under this Plan, then Participant may file a request for review within ninety (90) days after the date he or she should have received such payments or benefits according to the Plan. The request for review must be submitted to the Plan Administrator. The Plan Administrator will respond to the request for review within ninety (90) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s claim, Participant will receive written notice of an extension of the Plan Administrator’s review period and the reasons for it before the end of the initial ninety (90) day period. The extension will not exceed a period of ninety (90) days from the end of the initial ninety (90) day period (for a total of one hundred eighty (180) days). If a Participant does not receive a response to Participant’s claim within the applicable review period, the Plan Administrator will be deemed to have denied the claim. If Participant’s request for review is denied, Participant or Participant’s duly authorized representative may, within sixty (60) days after receiving written notice of such denial, file a written appeal with the Plan Administrator setting forth the reasons for disagreeing with the initial determination including any documents or records which support Participant’s appeal. The Plan Administrator shall respond to this appeal within sixty (60) days after it is received, setting forth the reasons for its determination in writing. If special circumstances require extra time to process a Participant’s appeal, Participant will receive written notice of an extension of the Plan Administrator’s review period and the reasons for it before the end of the initial sixty (60) day period. The extension will not exceed a period of sixty (60) days from the end of the initial sixty (60) day period (for a total of one hundred twenty (120) days). If a Participant does not receive a response to Participant’s claim within the applicable review period, the Plan Administrator will be deemed to have denied the claim. Participant may review pertinent Plan documents and his or her employment records and as part of the written request for review may submit issues and comments concerning the claim.
    7.2     Authority. In determining whether to approve or deny any claim or any appeal from a denied claim, the Plan Administrator shall exercise its discretionary authority to interpret the Plan and the facts presented with respect to the claim, and its discretionary authority to determine eligibility for benefits under the Plan. Any approval or denial shall be final and conclusive upon all persons.
    7.3     Exhaustion of Remedies. Except as required by applicable law, no action at law or equity shall be brought to recover any payments or benefits under the Plan unless such action is filed within three (3) years of Participant’s receipt of a final adverse determination and unless and until Participant has: (a) submitted a claim for such payments or benefits, (b) been notified by the Plan Administrator that the payments or benefits (or a portion thereof) are denied, (c) filed a written request for a review of denial with the Plan Administrator, and (d) been notified in writing that the denial has been affirmed.
VIII.INFORMATION REQUIRED BY ERISA
    8.1     Plan Information. The Plan is sponsored by Zoetis Inc. and administered by the Zoetis Health and Welfare Plans Committee or any delegate thereof. The Plan sponsor’s and Plan Administrator’s name, address, telephone number, employer identification number and Plan number are as follows:
    Plan Name:    Zoetis Executive Severance Plan

        Plan Sponsor/    Zoetis Inc.
        Administrator:    c/o Zoetis Health and Welfare Plans Committee
            10 Sylvan Way
                Parsippany, New Jersey 07054

        Telephone No.:    973-822-7000

        Employer I.D. No.:    46-0696167

        Plan No.:    503

        Plan Year:    January 1 through December 31

        Effective Date:    June 24, 2013

    8.2    Type of Plan.     This is an unfunded welfare benefit severance plan. The Company provides benefits from its general assets.
    8.3    Agent for Service of Legal Process. The name and address of the person designated as agent for service of legal process is the same as the name and address of the Plan Administrator.
    8.4     Statement of ERISA Rights. Participants in this Plan are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:
(a)Examine, without charge, at the Plan Administrator’s office, all Plan documents, including the Plan instrument (which is this document) and copies of all documents filed by the Plan Administrator with the Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b)Copies of all Plan documents and other Plan information may also be obtained upon written request to the Plan Administrator; provided, however, that a reasonable charge may be made for copies.
        In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan. The people who operate the Plan have a duty to do so prudently and in the interest of Plan Participants and beneficiaries. However, certain employees and agents of the Company carrying out their responsibilities with respect to the Plan are acting as representatives of the Company and not as fiduciaries in their own right. No one, including a Participant’s employer or any other person, may fire a Participant or otherwise discriminate against a Participant in any way to prevent a Participant from obtaining payments or benefits or exercising Participant’s rights under ERISA. If a Participant’s claim for payments or benefits is denied in whole or in part, Participant must receive a written explanation of the reason for this denial. A Participant has the right to have the Plan Administrator review and reconsider Participant’s claim, as described elsewhere in this document.

    Under ERISA, there are several steps a Participant can take to enforce the above rights. For instance, if a Participant requests certain materials required to be furnished by the Plan and Participant does not receive them within 30 days, a Participant may file suit in federal court. In such a case, the court may require that the Participant be provided with the materials and may fine the Company up to $110 a day until Participant receives them, unless the materials were not sent because of reasons beyond the Plan Administrator’s control. If a Participant has a claim for payments or benefits which is denied or ignored in whole or in part, the Participant may file suit in a state or federal court, provided that such action must be filed within three (3) years of Participant’s receipt of a final adverse determination or, if no such determination is made, within three (3) years of the date Participant files a claim for payments or benefits. If a

Participant is discriminated against for asserting Participant’s rights, the Participant may seek assistance from the United States Department of Labor or the Participant may file suit in federal court. The court will decide who should pay the court costs and legal fees. If a Participant is successful, the court may order the person Participant has sued to pay these costs and fees. If a Participant loses, the court may order Participant to pay these costs and fees (if, for example, it finds the Participant’s claim is frivolous). Notwithstanding the foregoing, following a Change of Control, the Company will pay as incurred (within ten (10) days following the Company’s receipt of an invoice from Participant), to the full extent permitted by applicable law, court costs and legal fees that Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof, whether such contest is between the Company and Participant or between either of them and any third party (including as a result of any contest by Participant about the amount of any payment pursuant to this Plan); provided, however, that the payment of such fees shall not exceed $50,000 in the aggregate; and provided, further, that Participant shall reimburse the Company for such amounts if it is finally determined by a court of competent jurisdiction that a majority of Participant’s claims or defenses were frivolous.

    If any Participant has any questions about this Plan, Participant should contact the Plan Administrator. If any Participant has any questions about this statement or about Participant’s rights under ERISA, Participant should contact the nearest office of the Employee Benefits Security Administration, United States Department of Labor. A Participant may also obtain certain publications about Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

    8.5     Plan Administration and Interpretations. The Plan Administrator is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to make such rules, regulations and computations and take such other actions to administer the Plan as the Plan Administrator may deem appropriate. The Plan Administrator shall have sole and complete discretion to interpret and administer the terms of the Plan and to determine eligibility for payments or benefits and the amount of any such benefits pursuant to the terms of the Plan. In administering the Plan, the Plan Administrator shall act in a nondiscriminatory manner to the extent legally required and shall at all times discharge its duties with respect to the Plan in accordance with the standards set forth in Section 404(a)(1) and other applicable sections of ERISA.
IX.AMENDMENT AND TERMINATION
It is intended that the Plan shall continue from year to year. However, the Board of Directors and the HR Committee each reserves the right to modify, amend or terminate the Plan at any time; provided that (a) no amendment or termination may be made on or after the consummation of a Change of Control and (b) no amendment or termination may be made at any time that would materially and adversely affect the rights of any Participant without his or her consent (for purposes of clarity, no amendment or termination that occurs prior to a Participant’s

Involuntary Separation shall be considered a material and adverse amendment or termination with respect to that Participant).
X.MISCELLANEOUS
    10.1     Benefits Non-Assignable. No right or interest of a Participant in this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, assignments for the benefit of creditors, receiverships, or in any other manner, excluding transfer by operation of law as a result solely of mental incompetency. Notwithstanding the foregoing, if any Participant satisfies the requirements set forth in Section II and is entitled to severance payments or benefits pursuant to Section 3.1 or 3.2 but dies prior to the receipt of all such severance payments and benefits, the balance of such severance payments and benefits shall be provided to Participant’s beneficiary on file with the Company for this Plan or, if none is on file, the person or entity who is the “Beneficiary” under the Zoetis Savings Plan; provided that any cash severance benefits provided pursuant to the Plan shall be paid in a single lump sum cash payment as soon as practicable after Participant’s death. A Participant may designate a beneficiary to receive Participant’s severance payments and benefits under the Plan by properly filing a beneficiary form with the Plan Administrator or its authorized designee in accordance with the rules established by the Plan Administrator.
    10.2    Entire Agreement; Prior Plans Superseded. This Plan contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, arrangements, programs and plans related to the subject matter hereof that may previously have been offered by, or entered into with, the Company on or prior to the Effective Date.
    10.3    Notices.
(a)Any notice required to be delivered to the Company by a Participant hereunder shall be given by electronic mail, hand delivery to the Company or by registered or certified mail, return receipt requested, postage prepaid, at the electronic mail or physical address below, or at such other address as the Company may hereafter designate in writing:
Zoetis Inc.
10 Sylvan Way
Parsippany, New Jersey 07054
Attention: General Counsel
Email: [●]
(b)Any notice required to be delivered to a Participant by the Company hereunder shall be given by electronic mail, hand delivery to such Participant or by registered or certified mail, return receipt requested, postage prepaid, to the most recent electronic mail or physical address on file with the Company.

(c)All notices shall be deemed given and effective if delivered personally, by e-mail transmission (provided no “error” message or other notification of non-delivery is generated), by registered or certified mail (return receipt requested) or by an express courier (with confirmation) to the parties at the addresses above.
    10.4    Withholding and Required Deductions. The severance benefits payable under this Plan are subject to all withholding and any other deductions required by applicable law.
    10.5    Applicable Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law.
    10.6    Severability. If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.
    10.7    Binding Agreement. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Participants and their heirs, executors, administrators and legal representatives. Further, any successor to the Company (whether direct or indirect and whether by purchase, merger (including forward or reverse triangular), consolidation, liquidation or otherwise) or to all or substantially all of the Company’s business and/or assets (including the ultimate parent entity in any reverse triangular merger or similar transaction) shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations.